SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Settlement and General Release Agreement (“Agreement”) is entered into as of May 28, 2010 between Flint Telecom Group, Inc. (consisting of Flint Telecom Group, Inc. and its subsidiaries and affiliates) (hereinafter, altogether referred to as “Flint”) and China Voice Holding Corp. and its subsidiaries and affiliates (“CHVC”). CHVC and Flint agree as follows:

Unless otherwise indicated, terms used herein that are defined in the Agreements shall have the same meanings herein as in the Agreements.

RECITALS

A.
WHEREAS, on January 29, 2009, CHVC and Flint entered into an Agreement and Plan of Merger, a Stock Purchase Agreement and a Security Agreement, as amended, (together, the “Agreements”), whereby CHVC sold to Flint six wholly owned subsidiary companies and issued 15,000,000 shares of its common stock to Flint, and in exchange Flint issued to CHVC a $7,000,000 promissory note (the “Note”), 21,000,000 shares of its common stock and 1,800 shares of Preferred Series C Stock, redeemable at $1.00 per share over a period of time; and

B.
WHEREAS, Flint has defaulted on payments due to CHVC and certain disputes and/or disagreements have arisen between the parties relating to the above transactions (the “Transactions”), and the parties have entered into this Agreement to fully and finally settle all of their disputes and disagreements, and to settle any and all claims that each of the parties may have against each other.

AGREEMENT

WHEREFORE, the parties to this Agreement hereby agree as follows:

1.
Flint hereby agrees to pay a total of $520,242 cash to CHVC over a period of 8 months; the first monthly payment in the amount of $82,742 to be made on or before August 31, 2010 and 7 monthly payments of $62,500 shall commence as of September 30, 2010.

2.	Flint hereby agrees to pay a total of $1,000,000 or GBP721,000 to CHVC, at CHVC’s option, in a lump payment on or before May 31, 2011.

3.
CHVC hereby irrevocably authorizes an authorized third party to be designated by Flint, as set forth in the Proxy Agreement attached hereto and incorporated herein as Exhibit A, to exercise at every Shareholder’s Meeting of Flint, for and on behalf of CHVC, all the voting rights that CHVC has in its capacity as a shareholder of the Flint under applicable laws and the Articles of Incorporation of Flint.

4.
CHVC hereby agrees to return to Flint the 15,800,000 shares of Flint common stock issued to CHVC as of January 29, 2009, including a fully executed assignment of the shares back to Flint with a bank notarized medallion signature guarantee, and any other documentation required by Flint’s transfer agent to affect a full return and cancellation of the shares. Flint will waive the pre-existing contractual two year holding restriction on the resale of the remaining shares of Flint’s common stock held by CHVC. CHVC agrees to hold its remaining 5,200,000 shares of Flint common stock for a period of three months from the date of full execution of this Agreement.

5.	Flint agrees to abandon any claim it may have to the 15,000,000 CHVC shares held by CHVC as collateral and hold CHVC harmless from claims of Flint creditors with respect to the CHVC shares.

6.
Flint hereby agrees to sell to CHVC or its assigns all of the issued and outstanding stock of CVC INTL, Inc. through an Agreement and Plan of Merger, attached hereto as Exhibit B and incorporated herein. CVC INTL, Inc. owns all of the assets and liabilities of the following entities, which were merged with and into CVC INTL, Inc. on April 28, 2010: Phone House of Florida, Inc., Dial-Tone Communication, Inc. and Starcomm Alliance, Inc.  It is expressly agreed between the parties that CHVC or the assign receiving the stock of CVC INTL, Inc. is not liable for any liabilities of CVC INTL, Inc.  It is also expressly agreed between the parties that Flint is not be liable for any liabilities of CVC INTL, Inc. either.

7.	CHVC hereby agrees that neither CHVC nor any subsidiary or affiliate of CHVC shall use either the name “Phone House” or any like sounding or appearing names or marks in any fashion, anywhere.

8.	Flint hereby agrees that neither Flint nor any subsidiary or affiliate of Flint shall use either the name “Wize” or any like sounding or appearing names or marks in any fashion, anywhere.

9.
Flint will not directly or indirectly sell or provide prepaid calling cards or pins in the state of Florida, and will not provide or issue cards or card pins with Florida local access numbers for a period ending twelve (12) months after the final cash payment to be made by Flint under this Agreement to CHVC has been made.

10.
CHVC hereby agrees to cancel and terminate any and all rights it has under the Note and the Series C Preferred Shares, including the repayment of any and all principal amounts underneath the Note and the Preferred Shares, as set forth in this Agreement. In the event of any conflict between this Agreement and the Note, the Shares or the other Agreements, the provisions of this Agreement shall prevail.

11.
CHVC will ensure that the transfer of all access to the Flinttel.com website and email system is either passed to Flint or confirmed to be switched permanently and all corresponding history and transactions have been deleted from CHVC servers, on signing of this agreement. CHVC also agrees to provide reasonable administrative support effort and backup data that may be required to effect the timely completion of Flint’s year-end audit for its fiscal year ending June 30, 2010 with Flint paying any reasonable out of pocket costs to CHVC, if any.

12.
Subject to full performance by Flint, as set forth herein, the above Paragraphs of this Agreement is for full settlement of any and all claims CHVC may have, now or in the future, against Flint and its Releasees with respect to the subject matter herein, and for the release, as set forth below.  CHVC shall be responsible for payment of all CHVC income taxes related to receipt of the consideration hereunder.

13.
In the event Flint fails to make any payment to CHVC in accordance with the terms set forth herein, Flint will be in default of this Agreement and shall have forty five days of when the payment is due to cure such default (a “Default Event”). A default interest rate of 18% shall be applied to any outstanding payments owed as of the Default Event. An additional cash payment of five hundred thousand dollars ($500,000) will also be immediately due and payable from Flint to CHVC.  This additional amount is agreed by the parties to be a liquidated sum for the disputed claims of CHVC against Flint, as well as CHVC’s legal and administrative expenses, and shall in no way be construed as a penalty.  CHVC shall have the option, to have Flint issue to CHVC a number of common shares equal to the amount of cash payments that remain unpaid, plus accrued interest thereon, to CHVC under this Agreement, or a portion of that amount may be issued in shares and the remaining portion to be paid in cash, at Flint’s sole discretion.  The total number of shares to be issued shall be calculated using a per share price equal to a 33% discount to the average closing market price over the preceding 30 trading days.  Flint shall, within ninety days of the date of this Agreement, file with the SEC a registration statement on Form S-1, covering the resale of these potentially issuable shares, up to a maximum of 20,000,000 shares to be registered.  Flint shall use its best efforts to cause such registration statement to become effective as soon as possible thereafter.  If Flint fails to cure the Default Event within ten (10) business days of receipt of such notice, CHVC will be entitled to apply to the Court and obtain judgment against Flint for the outstanding payments outstanding and not made as of the Default Event.  Flint agrees it will not object to the entry of the Default Judgment and this Agreement will serve as Flint’s consent to the entry of same.   Notwithstanding the forgoing, Flint shall be entitled to challenge the final balance based upon payments actually made.

14.
Except for full performance by Flint of all obligations hereunder, CHVC hereby releases, waives and forever discharges, individually and collectively, Flint and its current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, subsidiaries and all persons acting through or with them (hereinafter collectively referred to as “Flint Releasees”), from any and all claims, rights, demands, liabilities, causes of action, losses, counterclaims, obligations, third party claims, costs or expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that CHVC may now have or has ever had against any Flint Releasees. This release includes, without limitation, all claims relating to any contract between any Flint Releasees, whether express or implied, and its termination or breach; any and all claims relating to or arising from any consulting relationship with the Flint Releasees; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to CHVC’s relationship with the Flint Releasees, or by reason of any matter, cause or thing arising out of or relating to the Transactions.

This release also expressly includes any and all claims relating to, or arising from, CHVC’s actual purchase of any securities of Flint or any of its afilliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all claims by each party against the other (other than as set forth herein), and that this Agreement has been signed with the express intent of extinguishing all such claims.

Except for full performance by CHVC of all obligations hereunder, Flint hereby releases, waives and forever discharges, individually and collectively, CHVC and its current or former officers, directors, employees, agents, affiliates, predecessors, successors, assigns, and all persons acting through or with him (hereinafter collectively referred to as “ CHVC Releasees”), from any and all claims, rights, demands, liabilities, causes of action, losses, counterclaims, obligations, third party claims, costs or expenses (including attorneys’ fees) of any kind whatsoever, known or unknown, fixed or contingent, suspected or unsuspected, that Flint may now have or has ever had against CHVC Releasees. This release includes, without limitation, all claims relating to any contract between Flint and CHVC Releasees, whether express or implied, and its termination or breach; any and all claims relating to or arising from any consulting relationship with the CHVC Releasees; any claims for misrepresentation, fraud, or breach of any covenant of good faith and fair dealing; and any and all claims related to or in any manner incidental to Flint’s relationship with the CHVC Releasees, or by reason of any matter, cause or thing arising out of or relating to the Transactions.

Flint acknowledges that its creditors may assert a claim or claims against CHVC for certain liabilities of Flint. So long as it is mutually agreed among the parties that the claim asserted is a liability of Flint, Flint hereby agrees to indemnify and hold harmless CHVC and their successors and assigns, from any claims by any third party against CHVC which indemnification shall include reimbursement for all attorneys' fees and expenses, and court costs incurred in defending against such claims, up through and including the appellate level.

15.
CHVC agrees and acknowledges that none of the Flint common shares or other securities that are issued hereunder or any of CHVC’s current ownership of such securities are, and may never be, registered under the Securities Act of 1933 or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or, directly or indirectly, to U.S. Persons (as that term is defined in Regulation S under the Securities Act of 1933), except pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and in each case only in accordance with applicable state and federal securities laws. Additionally, CHVC acknowledges and agrees that for a period nine months following the effective date of this Agreement, it may only sell a maximum amount of shares per month not to exceed the greater of 1% of outstanding stock or weekly average trading volume of Flint’s common stock in the prior month, whichever is greater.

16.
No Admission:  By entering into this Agreement, no party is admitting the sufficiency of any claim, allegation, assertion, contention or position of any other party, nor the sufficiency of any defense to any such claim, allegation, assertion, contention or position.  The Parties have entered into this Agreement in good faith and with a desire to forever settle all claims relating to the Transactions.

17.
Disputed Claim:  Each of the Parties understand and hereby agree that this settlement is in compromise of a disputed claim, that the Releases given are not to be construed as an admission of liability on the part of the party or parties hereby released, that the parties deny any liability on their respective parts, and that the parties hereto, by entering into this Agreement, attempt merely to avoid costly and lengthy litigation.

18.
Any controversy or claim of any kind arising out of or relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be governed by the law of State of Florida.

19.
Civil Code.  Each Party represents that it is not aware of any claim against the other than the claims that are released by this Agreement.  Each Party acknowledges that it has been advised by legal counsel and is familiar with the provisions of the Florida Civil Code, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Party, being aware of said code section, agrees to expressly waive and relinquish any right or benefit it has or may have under the Civil Code of the State of Florida, as well as any other similar provision under the statutory or nonstatutory law of any other jurisdiction to the full extent that it may lawfully waive all such rights and benefits.

20.
This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.

21.
In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties’ intentions.

22.
Each of the Parties acknowledges and agrees that it has been advised that this Agreement is a binding legal document. Each of the Parties further agrees that has had adequate time and a reasonable opportunity to review the provisions of this Agreement and to seek legal advice regarding all its aspects, and that in executing this Agreement each of the Parties has acted voluntarily and has not relied upon any representation made by the other Party or any of its employees or representatives regarding the Agreement’s subject matter and/or effect. Each of the Parties has read and fully understands this Agreement and voluntarily agrees to its terms.

23.
Each of the parties hereto agrees not to disclose the facts or any of the terms of this Agreement to anyone except for its attorney, accountant and government taxing authorities, unless required to do so by court order. Each of the parties further agrees not to make any negative or disparaging statements about any other party, its affiliates or its employees or representatives to any third party, or to disclose any information that it became aware of as a result of its relationship with a party.

24.
This Agreement may be executed via facsimile or e-mail in counterparts, and each facsimile or e-mail counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25.
In the event of any litigation to enforce the provisions of this Agreement, the prevailing party shall be entitled to recove all costs incurred including  its reasonable attorneys’ fees and costs incurred in such litigation

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FLINT TELECOM GROUP, INC.

By:    /s/ Vincent Browne
           Vincent Browne
Chief Executive Officer

CHINA VOICE HOLDING CORP.

By:           /s/ D. Ronald Allen
D. Ronald Allen
Chief Financial Officer